Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Pre-Effective Amendment No. 2 to the Registration Statement on Form S-3 for United States Natural Gas Fund, LP of our report dated February 25, 2022 relating to the statements of financial condition as of December 31, 2021 and 2020, including the schedules of investments as of December 31, 2021 and 2020, and the related statements of operations, changes in partners’ capital and cash flows for the years ended December 31, 2021, 2020 and 2019 of United States Natural Gas Fund, LP included in the Form 10-K of United States Natural Gas Fund, LP for the year ended December 31, 2021, and to the reference to our Firm as “Experts” in the Prospectus, which is part of this Registration Statement.

Denver, Colorado

April 8, 2022